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                           [Minnesota Mutual Letterhead]

CONTRACT OWNER:

CONTRACT NUMBER:

PARTICIPANT:

FILE NUMBER:

ANNUITY COMMENCEMENT DATE:

ISSUE DATE:



We have issued a group annuity contract to the Contract Owner. This certificate is evidence of your coverage under the group annuity contract. You became a participant under that contract when we first received purchase payments on your behalf.

In this certificate, we will summarize the principal provisions of the group annuity contract. This certificate is not an insurance contract. It does not amend, extend or change the coverage under the group annuity contract.

All rights and benefits are determined solely by that contract and its terms. You may examine the group annuity contract at a place designated by the Contract Owner.




Secretary                                                              President


                                    Registrar






                   GROUP DEFERRED VARIABLE ANNUITY CERTIFICATE
                                    ALLOCATED
                PROVISION FOR FIXED AND VARIABLE ANNUITY PAYMENTS

           ALL PAYMENTS AND VALUES PROVIDED BY THIS CERTIFICATE, WHEN
            BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT


95-9333 Rev. 2-96                                          Minnesota Mutual 1

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DEFINITIONS
------------------------------

When we use the following words, this is what we mean:

THE PARTICIPANT, YOU, YOUR

The person named as the proposed participant in the application for participation.

WE, OUR, US

The Minnesota Mutual Life Insurance Company.

ANNUITANT

The person who may receive lifetime benefits under this certificate. Joint annuitants will be considered a single entity.

BENEFICIARY

The person, persons or entity designated to receive death benefits payable under this certificate.

PARTICIPATION YEAR

A period of one year starting on the first day of the month in which we first receive purchase payments on your behalf, or on an anniversary of that date.

PURCHASE PAYMENTS

Amounts paid to us for credit to your participant account, as consideration for the benefits provided by the group annuity contract.

TAX SHELTERED ANNUITY (TSA)

A program of retirement savings as described in Section 403(b) of the Internal Revenue Code or other provision of the code providing for similar tax treatment.

PLAN

A 403(b) deferred compensation plan established by the Contract Owner and funded by the contract under which this certificate is issued. No obligation under the plan is assumed by us, nor shall the plan or any amendment thereto be construed to amend or modify the contract in any way except with our express written consent.

FUND

The mutual fund or separate investment portfolio within a series mutual fund which is designated as an eligible investment for the separate account.

VALUATION DATE

Any date on which a fund is valued.

VALUATION PERIOD

The period between successive valuation dates measured from the time of one determination to the next.

ACCUMULATION VALUE

The sum of your values in the general account and/or separate account. In the general account, this is the general account accumulation value. In the separate account, this is the separate account accumulation value. The separate account portion is composed of your interest in one or more sub-accounts of the separate account. Your interest in the sub-

95-9333                                                   Minnesota Mutual 2

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accounts shall be valued separately.  The total of those values will be the separate account accumulation value.

WITHDRAWAL VALUE

The value of your participant account which is available for withdrawal. This value equals the accumulation value, subject to the deferred sales charge during the first six participation years. However, if withdrawals during the first calendar year are equal to or less than 10% of the purchase payments made during the first year of participation and, if in subsequent calendar years they are equal to or less than 10% of the accumulation value at the end of the previous calendar year, the charge will not apply. If withdrawals in any calendar year exceed that amount, the deferred sales charge will apply to the excess.

GENERAL ACCOUNT

All assets of Minnesota Mutual other than those in the separate accounts established by Minnesota Mutual.

SEPARATE ACCOUNT

A separate investment account titled Minnesota Mutual Group Variable Annuity Account. This separate account was established by us for this class of contract under Minnesota law. The separate account is composed of several sub-accounts. The assets of the separate account are ours. Those assets are not subject to claims arising out of any other business of ours.

WRITTEN REQUEST

A request in writing signed by you. We may also require that this certificate be sent in with your written request.

ANNUITY PAYMENTS

Payments made at regular intervals to you or to any other payee. Annuity payments will be due and payable only on the first day of a calendar month.

FIXED ANNUITY

An annuity payable from the general account, with equal payments which remain fixed during the payment period.

VARIABLE ANNUITY

An annuity payable from the separate account with payments which increase or decrease in amount to reflect the investment experience of the separate account and its sub-accounts.

AGE

Age of a person at nearest birthday.

TSA LOAN ACCOUNT

A portion of our general account, created for accounting purposes only, to which contract amounts are transferred as security for an outstanding loan under a tax-sheltered annuity contract.


PURCHASE PAYMENTS
------------------------------


WHERE DO YOU MAKE PURCHASE PAYMENTS?

All purchase payments must be made to us, by the Contract Owner, at our home office.

95-9333                                                   Minnesota Mutual 3

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HOW OFTEN DO YOU MAKE PURCHASE PAYMENTS?

You may make purchase payments as agreed upon between you and the Contract
Owner.

MAY YOU STOP MAKING PURCHASE PAYMENTS?

Yes. You may stop making purchase payments at anytime. You may begin again at anytime before annuity payments start unless you have taken a lump sum benefit payment of your entire account.

WHAT DEDUCTIONS ARE MADE FROM PURCHASE PAYMENTS?

There are usually no deductions made from the purchase payments. However, we do reserve the right to make a deduction from purchase payments for state premium taxes, where applicable.

HOW ARE PURCHASE PAYMENTS ALLOCATED?

They are allocated either to the general account or to the separate account and its sub-accounts. Initially, you indicate your allocation in the application. Later, you may change your allocation for future purchase payments by giving us written or telephone notice. Applications received without allocation instructions will be treated as incomplete.

WHAT SEPARATE ACCOUNT OPTIONS ARE AVAILABLE?

The separate account is divided into several sub-accounts. Purchase payments may be applied to one or more of the sub-accounts. We reserve the right to add, combine or remove any sub-accounts of the separate account.

WHAT ARE THE INVESTMENTS OF THE SEPARATE ACCOUNT?

For each sub-account, there is a fund for the investment of that sub-account's assets. Purchase payments are invested in the funds at their net asset value. The net asset value per share for each fund is determined by adding the current value of securities and all other assets held by such fund, subtracting liabilities, and dividing the remainder by the number of shares outstanding.

If investment in a fund should no longer be possible or if we determine it becomes inappropriate for contracts of this class, we may substitute another fund. Substitution may be with respect to existing accumulation values, future purchase payments and future annuity payments.

MAY WE MAKE CHANGES TO THE SEPARATE ACCOUNT?

Yes. We reserve the right to transfer assets of the separate account to another separate account. The transfer will be of assets associated with this class of contracts, as determined by us. If this type of transfer is made, the term "separate account", as used in this contract, shall then mean the separate account to which the assets were transferred.

We reserve the right, when permitted by law, to:

(a)  de-register the separate account under the Investment Company Act of 1940;

(b) restrict or eliminate voting rights of contract owners or other persons who have voting rights as to the separate account; and

95-9333                                                   Minnesota Mutual 4

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(c)  combine the separate account with one or more other separate accounts.

ARE PURCHASE PAYMENTS LIMITED?

Yes. Where the annuitant has a tax sheltered annuity, purchase payments may be limited. Elective deferrals which are purchase payments made by salary reduction are limited to: (a) $9,500; or (b) an indexed amount, if greater.

A special increased limit in the case of an annuitant who has completed 15 years of service with an educational organization, a hospital, a home health service organization, a church, a convention or association of churches, or a health and welfare service agency may be available. The limit for any one year is increased by the lesser of:

(a)  $3,000;

(b) $15,000 reduced by amounts already excluded for prior taxable years by reason of this special exception; or

(c) the excess of $5,000 multiplied by the number of years of service the annuitant has with the employer less all prior elective deferrals.

The amount of salary reduction excludable from an annuitant's gross income may actually be less than the amount permitted under this limit on elective deferrals. This may be true if the annuitant's exclusion allowance described in
Section 403(b)(2) of the Code, or the overall limit as described in Section 415(c) of the Code is less.

CONTRACT CHARGES
------------------------------

ARE THERE CHARGES UNDER THIS CONTRACT?


Yes. There may be a deferred sales charge. Also, there are certain charges which are made directly to the separate account.

WHAT IS THE DEFERRED SALES CHARGE?

The deferred sales charge is the charge made on withdrawals, including contract termination, during your first six participation years. The amount withdrawn plus any deferred sales charge is deducted from the accumulation value. In the separate account, accumulation units will be canceled of a value equal to the charge and the withdrawal.

WHAT IS THE AMOUNT OF THE DEFERRED SALES CHARGE?

The charge is indicated in the table shown below. These percentages decrease uniformly by .083% for each of the first 72 months of participation.

     End of
Participation Year         Charge
------------------         ------
(Participation Date)        6.0%
        1                   5.0%
        2                   4.0%
        3                   3.0%
        4                   2.0%
        5                   1.0%
        6                     0%

In no event will the amount of deferred sales charge exceed 9% of the total purchase payments made on your behalf.

95-9333                                                   Minnesota Mutual 5

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WHAT CHARGES ARE ASSOCIATED WITH THE SEPARATE ACCOUNT?

There are three charges associated with the separate account. They are the mortality risk charge, the expense risk charge and the administrative charge. These charges are deducted on each valuation date from the assets of the separate account. On an annual basis, they may be as much as 1.65% of the net asset value of the separate account.

WHAT IS THE MORTALITY RISK CHARGE?

This is a charge to compensate us for the mortality guarantees we make under the contract. Actual mortality results incurred by us shall not adversely affect any payments or values under this contract. On an annual basis, it shall not exceed .60% of the net asset value of the separate account.

WHAT IS THE EXPENSE RISK CHARGE?

This charge compensates us for the guarantee that the deductions provided in this contract will be sufficient to cover our actual expenses. Actual expense results incurred by us shall not adversely affect any payments or values under this contract. On an annual basis, it shall not exceed .65% of the net asset value of the separate account.

WHAT IS THE ADMINISTRATIVE CHARGE?

The administrative charge is to compensate us for the administrative expenses incurred by us. On an annual basis, it shall not exceed .40% of the net asset value of the separate account.

VALUATION
------------------------------

HOW IS YOUR ACCUMULATION VALUE DETERMINED?

Your accumulation value is determined separately for the general account and the separate account. The separate account value will include all sub-accounts of the separate account.

For the general account, it is the sum of purchase payments allocated to the general account on your behalf plus interest, dividends and transfers into the general account, less any transfers out of the general account, the deferred sales charge and any previous withdrawals.

For each sub-account of the separate account, it is equal to the number of accumulation units held on your behalf multiplied by the accumulation unit value.

WHAT IS AN ACCUMULATION UNIT AND HOW IS ITS VALUE DETERMINED?

An accumulation unit is a measure of your interest in each sub-account of the separate account. The number of accumulation units credited with respect to each purchase payment is determined by dividing the portion of the purchase payment allocated to each sub-account by the then current accumulation unit value for that sub-account. This determination is made as of the valuation date coincident with or next following the date on which we receive your purchase payment at our home office. Once determined, the number of accumulation units will not be affected by changes in the accumulation unit value. However, the total number of accumulation units will be affected by future contract transactions. In addition, the units of each sub-

95-9333                                                   Minnesota Mutual 6

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account will be increased by subsequent purchase payments and transfers to that sub-account. The units of each sub-account will be decreased by transfers or withdrawals from that sub-account and any applicable deferred sales charge.

The accumulation unit value will increase or decrease on each valuation date. The amount of any increase or decrease will depend on the net investment experience of the sub-account of the separate account. The value of an accumulation unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

WHAT IS THE NET INVESTMENT FACTOR FOR EACH SUB-ACCOUNT?

The net investment factor for a valuation period is the gross investment rate for such valuation period, less a deduction for the charges associated with the separate account at a rate of no more than 1.65% per annum.

The gross investment rate is equal to:

(a) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus

(b) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by

(c) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

HOW IS THE ANNUITY UNIT VALUE DETERMINED?

The value of an annuity unit for a sub-account is determined monthly as of the first day of the month. The value is equal to the annuity unit value for that sub-account as of the first day of the preceding month multiplied by the product of (a) .996338; and (b) the sub-account investment factor. This investment factor is the accumulation unit value for that sub-account on the valuation date next following the fourteenth day of the preceding month divided by the accumulation unit value for that sub-account on the valuation date next following the fourteenth day of the second preceding month. For any date other than the first of a month, the annuity unit value is that value on the first day of the next month.

WHAT INTEREST IS CREDITED ON THE GENERAL ACCOUNT?

Interest is credited on the general account accumulation value. Interest is credited at a rate of at least 3% per year, compounded annually. As conditions permit, we will credit additional amounts of interest to the general account accumulation values.

WITHDRAWAL BENEFITS
------------------------------

MAY I WITHDRAW FUNDS FROM MY ACCOUNT?

Yes. However, withdrawals may be made only for the purpose of providing benefit payments in accordance with the provisions of the plan and contract; or such other circumstances as may be agreed to by us and the contract owner. All withdrawals will be on a first in, first out (FIFO) basis.

95-9333                                                   Minnesota Mutual 7


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ARE THERE RESTRICTIONS ON WHEN WITHDRAWALS FROM THIS CONTRACT MAY BE MADE?

Contracts issued to fund 403(b) tax sheltered annuity programs must restrict certain withdrawals. Any purchase payment pursuant to a salary reduction agreement between you and your employer may be paid only when:

(a)  you attain age 59 1/2;

(b)  when you separate from service from your employer;

(c)  when you die;

(d)  when you become disabled; or

(e)  if you qualify for a hardship withdrawal.

WHAT IS MEANT BY HARDSHIP WITHDRAWAL?

A hardship withdrawal is one that is made on account of an immediate and heavy financial need and a withdrawal is necessary to satisfy that financial need.
You may be required to provide Minnesota Mutual with information to substantiate that the hardship is one described in the Code and its regulations.

WHAT AMOUNT MAY BE WITHDRAWN UNDER THE HARDSHIP PROVISION?

You may withdraw only the amount represented by your salary reduction contributions. Any earnings attributable to such contributions may not be withdrawn.

MAY TAX PENALTIES APPLY?

Yes. If a withdrawal or surrender occurs before the annuitant is age 59 1/2, the annuitant may be subject to tax penalties. These penalties are imposed under the Code. The annuitant may not be subject to tax penalties on amounts received before age 59 1/2 if:

(a)  the annuitant becomes disabled as defined by the Code;

(b) the amount received is in excess of the allowed elective deferral and returned to the annuitant before the required tax return filing date for that year, together with any earned interest; or

(c) if the entire amount in the contract is received and reinvested in a similar plan entitled to similar tax treatment.


Minnesota Mutual will not be liable for any tax penalties on amounts received or paid by us under this contract. Minnesota Mutual also retains the right to treat any transaction treated by law as a contract distribution as a complete contract surrender.

MAY I WITHDRAW FUNDS FROM MY ACCOUNT FOR TRANSFER TO OTHER OPTIONS AVAILABLE IN THE PLAN?

Yes. From the general account, such withdrawals, combined with any transfers to the sub-accounts of the separate account, are limited to the greater of $1,000 or 10% of your general account accumulation value in each calendar year.
Amounts withdrawn from the sub-accounts of the separate account are not limited. Such withdrawals may be taken once per year or in 12 monthly installments.

WHAT AMOUNT IS AVAILABLE FOR WITHDRAWAL?

The amount available for withdrawal shall be the accumulation value less any applicable deferred sales charge. If withdrawals during the first calendar year of participation year are equal to or less than 10% of the total purchase payments made on your behalf, the charge shall

95-9333                                                   Minnesota Mutual 8


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not apply.  In subsequent calendar years, there will be no charge for withdrawals equal to or less than 10% of your prior calendar year end accumulation value. If withdrawals in any calendar year exceed 10% of that accumulation value, the deferred sales charge will apply to the excess.

TRANSFER PROVISIONS
------------------------------

WHAT IS A TRANSFER?

A transfer is a reallocation of funds within this contract. It may be between the general account and the separate account or among the sub-accounts of the separate account.

MAY YOU MAKE TRANSFERS OF AMOUNTS UNDER THE CONTRACT?

Yes. Transfers may be made by your written request. For transfers from the sub-accounts of the separate account we will make the transfer on the basis of the sub-account accumulation unit value on the valuation date coincident with or next following the day we receive the request at our home office.


DO ANY RESTRICTIONS APPLY?

Yes. In any calendar year, transfers of general account accumulation values, together with any withdrawals for transfer to other plan options, are limited to the greater of $1000 or 10% of your general account accumulation value at the time of transfer. Transfers from the general account may be made once each calendar year or in 12 monthly installments.

Transfers from the sub-accounts of the separate account are not limited as to amount or frequency.

All transfers shall be on a first in, first out (FIFO) basis.

CONTRACT LOANS
------------------------------

CAN YOU BORROW MONEY ON YOUR CONTRACT?

Yes. You may borrow up to the maximum loan amount determined as of the date we receive your request for a loan. We will require your written request for a contract loan. We will send you a loan application and agreement for your signature. We will charge interest on the loan in arrears. The contract and your interest in the contract are the only security required for your loan.

ARE THERE LIMITATIONS ON THE AMOUNT WHICH MAY BE BORROWED?

Yes.  There is both a minimum loan amount and a maximum loan amount.

WHAT IS THE MINIMUM LOAN AMOUNT?

The minimum loan amount is $1,000.

WHAT IS THE MAXIMUM LOAN AMOUNT?

The maximum loan amount is the lesser of: a) $50,000; or (b) one-half of your contract's accumulation value less any applicable deferred sales charge, or, if greater, your accumulation value up to the amount of $10,000, less the amount of interest that would be charged during the first quarter that such a loan would be outstanding, and less any applicable deferred sales charge.

95-9333                                                   Minnesota Mutual 9

WHAT ARE THE CONDITIONS OF THE LOAN REPAYMENT?

You must execute a loan agreement. The loan agreement will call for the repayment of the loan over a period of five years or less. Repayment must be made in substantially equal payments. The loan repayment schedule will require the level amortization of the loan over the repayment period. Early repayment may be made without penalty. You may repay the balance of the loan at any time.

Failure to meet the requirements of the loan agreement will result in its termination. Loan amounts will then be treated as distributions under the contract. Treatment of a loan as a distribution will result in taxable income under applicable tax rules. In addition, depending upon your circumstances, it may result in income taxation, tax penalties, and disqualification of your interest in the contract as a tax-sheltered annuity.

If there is a distribution, your accumulation value will be reduced. The accumulation value will be reduced by the amount of the outstanding loan principle, reduced by any interest due, and reduced by any applicable deferred sales charge on that amount.

We will not be liable for any taxes or tax penalties on amounts received or paid by us under the contract.

HOW ARE LOAN AMOUNTS SHOWN IN THE CONTRACT?

At the time that you make application for a loan, the amount requested as a loan plus the interest that will be charged during the first quarter that the loan is outstanding, plus any applicable deferred sales charge, will be transferred from your separate account accumulation value into the general account on the date your application is approved. This TSA loan account will then be the source of the loan and the succeeding loan transactions.

ARE THERE ANY OTHER CONDITIONS?

Yes. You must indicate the separate account sub-accounts that will be transferred to the TSA loan account. Unless instructed by you, transfers of amounts to the TSA loan account will be made from amounts in each sub-account of the separate account in the same proportion that the value of an amount in any sub-account bears to your total accumulation value prior to the loan.

WHAT INTEREST RATE DO YOU HAVE TO PAY?

The loan interest rate will be set quarterly on the first day of each calendar quarter. It will apply to the outstanding loan principle in that calendar quarter. This rate will not exceed the greater of the "published monthly average" for the calendar month ending two months before the beginning of the calendar quarter, or the "interest rate in effect on the contract" plus 1%. The "published monthly average" means the Moody's Composite Average of Yields on Bonds as published by the Moody's Investors Service. The "interest rate in effect on the contract" is the interest rate credited on portions of accumulation value allocated to the general account, including amounts held in the TSA loan account.

The interest rate credited to allocations of accumulation value to the general account will also be credited to the TSA loan account, which will have the effect of reducing the effective rate to be paid on the loan to the difference between the interest rate paid on the loan and that credited on the TSA loan account. A loan will have a permanent effect on your accumulation value. The effect could be either positive or negative, depending upon

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whether the investment results of the sub-accounts are greater or lesser than the interest rate credited on the TSA loan account.

HOW ARE TSA LOAN REPAYMENTS ALLOCATED?

As TSA loan amounts are repaid, those amounts are used to reduce the loan. When the loan is repaid in full through early repayment or the completion of the loan payments over the scheduled payment period, then the TSA loan account terminates, and the amounts remain in the general account. You may reallocate these amounts among the general account and the sub-accounts of the separate account by exercising your contract rights of transfer.

ARE THERE OTHER LIMITATIONS ON CONTRACT LOANS?

Yes.  Those additional limitations are:

a)   Only one loan may be outstanding at any time,

b) A period of at least three months is required between the repayment of a loan and the application for a new loan,

c) If there is an outstanding loan on the contract, then any withdrawals will be limited to the accumulation value less the outstanding loan principle, less any interest due, and less any applicable deferred sales charge,

d)   A loan is not available if annuity payments have begun, and

e) The TSA loan account portion of your contract in the general account may not be transferred to the separate account when the loan is outstanding, provided, however, that a single transfer from the TSA loan account to the separate account will be allowed each calendar year. The amount remaining in the TSA loan account must be equal to the amount of the loan outstanding plus the amount of interest that would be charged during the next calendar quarter on such loan plus any applicable deferred sales charge.

MAY THE ACCUMULATION VALUE BE WITHDRAWN WHILE THERE IS A LOAN?

Yes. If there is a loan and your total accumulation value is withdrawn, the loan is due. If it is not repaid prior to the complete withdrawal, the payment on withdrawal will be your accumulation value less the outstanding loan principle, less any interest due, and less any applicable deferred sales charge. In addition, depending upon your circumstances, such a withdrawal may result in income taxation, tax penalties, and disqualification of your interest in the contract as a tax-sheltered annuity.

AMOUNT PAYABLE AT DEATH
------------------------------


WHAT AMOUNT IS PAYABLE AT DEATH?

If you die before annuity payments have started, the death benefit shall be equal to the greater of: (1) the accumulation value, determined as of the valuation date coincident with or next following the day due proof of death is received by us; or (2) the total of purchase payments received by us on your behalf, less any prior withdrawals.

If the annuitant dies after annuity payments have started, we will pay whatever amount may be called for by the terms of the annuity payment option selected. The remaining interest in the contract must be distributed at

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least as rapidly as under the option in effect at the annuitant's death.

TO WHOM WILL WE PAY THOSE BENEFITS?

When we receive due proof of death, satisfactory to us, we will pay the amount payable at death under this contract to the beneficiary or beneficiaries.

HOW WILL THE AMOUNT PAYABLE AT DEATH BE PAID?

We will pay that amount in a single sum unless another form of settlement has been requested and agreed to by us. All payments by us are payable at our home office. Proof of any claim under this contract must be submitted in writing to us at our home office.

WHEN WILL WE PAY DEATH BENEFITS?

We will pay death benefits in a single sum to the designated beneficiary, unless the beneficiary has elected an annuity payment option. Payment will be made within seven days after we receive due proof of death of the participant.

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIE BEFORE YOU?

If a beneficiary dies before you, or the annuitant where annuity payments have started, that beneficiary's interest in the participant account ends with that beneficiary's death. Only those beneficiaries who survive you, or the annuitant where benefit payments have started, will be eligible to share in the accumulation value. If no beneficiary survives you, we will pay the accumulation value to the executors or administrators of your estate, or the annuitant's estate, if applicable.

CAN YOU CHANGE THE BENEFICIARY?

Yes. You, or the annuitant where annuity payments have started, can file a written request with us to change the beneficiary.

Your written request, or that of the annuitant, will not be effective until it is recorded in our home office records. After the request has been recorded, it will take effect as of the date it was signed by you or by the annuitant, as applicable. However, if you, or the annuitant, die before the request has been recorded, the request will not be effective as to those death proceeds we have paid before the request was recorded in our home office records.

ANNUITY PROVISIONS
------------------------------

WHEN DO ANNUITY PAYMENTS BEGIN?

You must notify us or the contract owner in writing that annuity payments are to be made, when these payments are to begin, and what annuity form and option has been selected. We must receive this notice at least 30 days in advance of the date annuity payments are to begin. Annuity payments are made on the first day of the month. Once annuity payments commence, you may not change the annuity payment option or cancel future annuity payments to receive a lump sum.

WHAT VALUE IS AVAILABLE TO BE APPLIED TO PROVIDE ANNUITY PAYMENTS?

When an annuity is to begin, we use your accumulation value to provide an annuity under the options selected. We require that each annuity payment be at least $20. If the first annuity payment would be less than $20, we reserve the right to pay you the accumulation value in a lump sum in lieu of all


95-9333                                                    Minnesota Mutual  12
other rights under this contract. The requirement that the first payment be at least $20 shall be imposed separately for the portion payable as a fixed annuity and for the portion payable as a variable annuity under each of the sub-accounts of the separate account.

MAY WE REQUIRE INFORMATION BEFORE MAKING ANNUITY PAYMENTS?

Yes. We reserve the right to require proof satisfactory to us of the age of the annuitant and of any joint annuitant before payments begin.

IF YOU MAKE NO ELECTION, WHEN DOES THE ANNUITY BEGIN?

If you do not elect another date, annuity payments will begin on April 1st of the calendar year following the calendar year in which you attain age 70 1/2. In order to avoid tax penalties, you will have to meet certain minimum distribution requirements.

IF YOU FAIL TO ELECT AN ANNUITY OPTION, IS THERE AN OPTION UNDER WHICH ANNUITY PAYMENTS WILL BE MADE?

Yes. If you do not elect an annuity payment option, we will make monthly payments on the basis of a life annuity with period certain of 120 months.

IF YOU FAIL TO ELECT AN ANNUITY FORM, IS THERE A FORM UNDER WHICH ANNUITY PAYMENTS WILL BE MADE?

Yes. If you do not elect an annuity payment form, general account accumulation values will be applied to provide a fixed annuity and separate account accumulation units will be applied to provide a variable annuity.

WHAT ANNUITY PAYMENT OPTIONS ARE AVAILABLE?

Both fixed and variable annuity payments are available under the following options:

Option 1 - Life Annuity - annuity payments payable for the lifetime of the annuitant, ending with the last payment due prior to the annuitant's death.

Option 2 - Life Annuity with a Period Certain - annuity payments payable for the lifetime of the annuitant; provided, if the annuitant dies before payments have been made for the entire period certain, those remaining certain payments will be made to the beneficiary.

The period certain may be for 120 months; 180 months; or for 240 months.

Option 3 - Joint and Last Survivor Annuity - annuity payments payable for the joint lifetimes of the annuitant and a designated joint annuitant. The payments end with the last payment due before the survivor's death.

Option 4 - Fixed Period Annuity - annuity payments payable for a fixed period of from five to twenty years. If the annuitant dies before all payments for the fixed period are received, payments will continue for the remainder of the fixed period to the beneficiary.

ARE OTHER ANNUITY PAYMENT OPTIONS AVAILABLE?

Yes. Other options may be available. They will be as agreed upon between you and us.

95-9333                                                    Minnesota Mutual  13

MAY THE BENEFICIARY RECEIVE A LUMP SUM PAYMENT INSTEAD OF THE REMAINING ANNUITY PAYMENTS?


Yes. The beneficiary may elect to have the present value of the remaining payments paid in a lump sum. This right exists under Options 2 and 4.

The lump sum payment will be the commuted value of the remaining payments. It will be based on the then current dollar amount of one payment, using the same interest rate which served as a basis for the annuity.

HOW IS THE AMOUNT OF A FIXED ANNUITY PAYMENT DETERMINED?

We have included tables of guaranteed annuity rates in the group annuity contract. Those rates are guaranteed for your use as long as you are a participant.

HOW IS THE AMOUNT OF A VARIABLE ANNUITY PAYMENT DETERMINED?

The method for determining the first and subsequent variable annuity payments is described in the group annuity contract. We guarantee that the mortality assumptions and method of determining payments will be guaranteed for as long as you are a participant.

WILL THESE RATES ALWAYS BE USED?

No. If, when you elect your annuity option, we are using annuity rates for this class of contract which are more favorable than the guaranteed rates, we will use the more favorable rates.

ARE TRANSFERS PERMITTED DURING THE ANNUITY PERIOD?

Yes. Amounts held as annuity reserves for a variable annuity may be transferred among the sub-accounts during the annuity period. Amounts held as annuity reserves for a variable annuity may also be transferred to provide a fixed annuity under the general account. Transfers must be made by written request and received by us at least 30 days in advance of the due date of the annuity payment subject to the request. The annuitant and joint annuitant, if any, must make such an election. Transfers of annuity reserves from any sub-account must be at least equal to: 1) $5,000; or 2) the entire amount of reserve remaining in that sub-account. In addition, annuity payments must have been in effect for at least 12 months before a change may be made. Such transfers are allowed only once every 12 months. Once fixed annuity payments begin, reserves may not be transferred back to provide a variable annuity.

MUST AN ANNUITY PAYMENT OPTION BE ELECTED?

No. You may elect a lump sum payment of accumulation value, decreased by any applicable deferred sales charge, in lieu of the application of accumulation value to provide annuity payments. We must receive your written request at least 30 days prior to the annuity commencement date. After such lump sum settlement has been made, you shall have no further rights under this contract.

TERMINATION PROVISIONS

------------------------------

WHO CAN TERMINATE THE CONTRACT?

The group annuity contract may be terminated by us or by the contract owner. We may terminate the contract only if the contract no longer qualifies under
Section 403(b) of the Internal Revenue Code or if we need to amend the contract and the contract owner does not consent to such amendment.


95-9333                                                    Minnesota Mutual  14

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WHAT HAPPENS IF THE CONTRACT TERMINATES?

Suspension of purchase payments or termination of the contract will have no effect on you if annuity payments have begun. Otherwise, your accumulation values will continue to be maintained under the contract until: (a) withdrawn to provide benefits; (b) applied to provide annuity payments; or (c) transferred to the contract owner in accordance with the provisions of the group annuity contract.

GENERAL PROVISIONS
------------------------------

CAN THE CONTRACT BE MODIFIED?

Yes. It may be modified by written agreement between us and the contract owner. No such modification shall adversely affect your rights unless the modification is made to comply with a law or government regulation. No change or waiver of any of the provisions of the contract will be valid unless made in writing by us and signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provision of the contract.

WILL YOU RECEIVE DIVIDENDS?

Each year we will determine if this contract will share in our divisible surplus. We call your share a dividend. Dividends, if received, will be credited as determined by us.

HOW WILL YOU KNOW THE VALUE OF YOUR PARTICIPANT ACCOUNT?

Before annuity payments begin, at least annually, you will receive a report. This report will summarize transactions for the period covered by the report. It will show the current accumulation value and the current separate account accumulation unit values. The report will be as of a date within two months of its mailing.

WHAT IF A PERSON'S AGE IS MISSTATED?

If a person's age has been misstated, the amount payable under the contract as an annuity will be that amount which would have been paid based upon the person's correct age. In the case of an overpayment, we may either deduct the required amount from that person's future annuity payments; or, require the person to pay us in cash; or both may be done until we are repaid. In the case of an underpayment, we will pay the required amount with the next payment.

CAN YOU ASSIGN YOUR PARTICIPANT ACCOUNT?

No. Your accumulation value may not be assigned, sold, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose. In addition, your accumulation value is non-forfeitable. To the maximum extent permitted by law, your accumulation value and any benefits payable under the contract shall be exempt from the claims of your creditors.

MAY YOU BE ASKED TO PROVIDE US WITH ADDITIONAL INFORMATION?

Yes. You must provide any other information we need to administer the contract and your participant account. If you cannot do so, we may ask the person concerned for that information. We shall not be liable for any payment based upon information given to us in error or not given to us.


95-9333                                                    Minnesota Mutual  15